Exhibit 99.1

Contact:	Brian J. Begley Vice President, Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (215) 546-5005 (215) 561-5692 (facsimile)

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Philadelphia, PA, February 25, 2008 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) and its subsidiaries, today reported its results for the fourth quarter and full year 2007. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.5 million common limited partnership units in Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. On a GAAP basis, the Partnership incurred a net loss of $13.9 million for the fourth quarter 2007 compared with net income of $3.5 million for the fourth quarter 2006. This loss was principally due to $130.2 million of non-cash derivative expense resulting from the mark-to-market adjustment of certain derivative positions that Atlas Pipeline maintains to hedge the variability in expected future cash flows attributable to changes in commodity market prices. Please see today’s Atlas Pipeline press release regarding its fourth quarter and full year 2007 earnings for further information regarding its results.

On February 19, 2008, the Partnership paid a record quarterly cash distribution for the fourth quarter 2007 of $0.34 per common limited partner unit, an increase of $0.09 per unit, or 36%, from the comparable prior year period.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s fourth quarter and full year 2007 results on Tuesday, February 26, 2008 at 9:00 am EDT by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Tuesday, February 26, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 30715542.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Energy Resources, LLC (NYSE: ATN) develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas

Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$324,259	$95,273	$761,118	$391,356
Transportation, compression, and other fees – affiliates	8,496	7,530	33,169	30,189
Transportation, compression, and other fees – third parties	15,242	9,853	48,616	30,735
Other income (loss)	(134,443)	4,184	(174,084)	12,781

Total revenue and other income (loss)	213,554	116,840	668,819	465,061

Costs and expenses:
Natural gas and liquids	237,885	81,722	587,524	334,299
Plant operating	16,514	4,716	34,667	15,722
Transportation and compression	3,607	3,114	13,484	10,753
General and administrative	7,065	7,453	58,622	21,155
Compensation reimbursement – affiliates	3,119	336	5,939	2,319
Depreciation and amortization	21,601	6,309	50,982	22,994
Interest	23,920	6,516	62,629	24,726
Minority interest	2,564	—	3,940	118
Minority interest in Atlas Pipeline Partners, L.P.	(88,839)	3,167	(133,321)	16,335

Total costs and expenses	227,436	113,333	684,466	448,421

Net income (loss)	$(13,882)	$3,507	$(15,647)	$16,640

Allocation of net income (loss):
Portion applicable to owners’ interest (period prior to The initial public offering on July 26, 2006)	$—	$—	$—	$10,236
Portion applicable to common limited partners’ interest (period subsequent to the initial public offering on July 26, 2006)	(13,882)	3,507	(15,647)	6,404

Net income (loss)	$(13,882)	$3,507	$(15,647)	$16,640

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.51)	$0.17	$(0.66)	$0.30

Diluted	$(0.51)	$0.17	$(0.66)	$0.30

Weighted average common limited partner units outstanding:
Basic	27,350	21,100	23,806	21,100

Diluted	27,350	21,103	23,806	21,102

	December 31, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$12,129	$2,198
Total assets	2,877,514	787,134
Total debt	1,254,426	324,083
Total partners’ capital (deficit)	94,118	(7,010)